Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

GGP-TRS L.L.C.:

We consent to the incorporation by reference in the registration statements (Nos. 333-170889 and 333-182504) on Form S-8 and (Nos. 333-189463, 333-189464, 333-172791, 333-172793, 333-172795, and 333-182380) on Form S-3 of General Growth Properties, Inc. of our report dated February 28, 2013, with respect to the consolidated balance sheet of GGP-TRS L.L.C. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the years in the two-year period ended December 31, 2012 (not presented separately herein), which report appears in the December 31, 2013 annual report on Form 10-K of General Growth Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois

February 21, 2014